EXHIBIT 23
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Annual Report on Form 10-K of Panhandle Oil and gas Inc. relating to our report setting forth the estimates of Panhandle Oil and Gas Inc.’s oil and gas reserves and related revenues as of September 30, 2009.

Sincerely,
/s/ J.P. Dick
Pinnacle Energy Services, L.L.C.

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